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EXHIBIT 10.9.1

AMENDMENT TO SEVERANCE AGREEMENT

        Reference is hereby made to the Severance Agreement (the "Agreement") that was entered into between the undersigned and Gart Sports Company, a Delaware corporation, its subsidiaries, its successor, or a new parent company of Gart (collectively, the "Company"), prior to August 15, 2002. This Amendment to Severance Agreement (this "Amendment") is dated as of August 15, 2002 and constitutes an amendment to such Agreement.

        In consideration of the mutual premises set forth in the Agreement, you and the Company hereby agree to amend the Agreement to include the following, as applicable:

        1.    This change is intended to modify only those Severance Agreements to which a Vice President is a party and does not modify the Severance Agreements to which a Senior Vice President or Executive Vice President or the President is a party. Section 2(a) of the Agreement is hereby amended by deleting the reference to "one year" in the second and fifth lines and inserting in lieu thereof "eighteen (18) months".

        2.    The definition of "Change in Control" is hereby amended by deleting the period at the end of clause 2(d)(ii)(E) and inserting in lieu thereof "; or" and adding the following new clause:

    "(F) The private sale, in one or more related transactions, by Leonard Green & Partners (and any of its affiliates) of a number of shares of the Company constituting 30% of the total number of shares of common stock of the Company then outstanding."

        3.    Clause 2(d) is hereby amended by deleting the subclause number "(iv)" and inserting in lieu thereof the subclause number "(iii)" and by deleting the subclause number "(v)" and inserting in lieu thereof the subclause number "(iv)".

        4.    The definition of "Good Reason" is hereby amended by deleting subclause (iii) of Section 2(f) and inserting in lieu thereof the following:

    "(iii) The relocation of your principal office to a location outside a 30 mile radius of the location of your then current principal office and such relocation would require that you work at the new location of your principal office; or"

        5.    Section 2(g) of the Agreement is hereby amended by deleting clauses (i), (ii) and (iii) and inserting in lieu thereof the following:

    "(i) The Company hereby indemnifies you and holds you harmless from and against any and all liabilities, costs and expenses (including, without limitation, attorney's fees and costs) you may incur as a result of the excise tax imposed by Section 4999 of the Code or any similar provision of state or local income tax law (the "Excise Tax"), to the end that you shall be placed in the same tax position with respect to the Severance Payment under this Agreement and all other payments from the Company to you in the nature of compensation as you would have been in if the Excise Tax had never been enacted. In furtherance of such indemnification, the Company shall pay to you a payment (the "Gross-Up Payment") in an amount such that, after payment by you of all taxes, including income taxes and the Excise Tax imposed on the Gross-Up Payment and any interest or penalties (other than interest and penalties imposed by reason of your failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross-Up Amount), you shall be placed in the same tax position with respect to the Severance Payment under this Agreement and all other payments from the Company to you in the nature of compensation as you would have been in if the Excise Tax had never been enacted. When the

    Company pays you your Severance Payment under Section 2(a)(i), it shall also pay to you a Gross-Up Payment for the Severance Payment and any other payments in the nature of compensation which the Company determines are "excess parachute payments" under Section 280G(b)(1) of the Code ("Excess Parachute Payments"). If, through a determination of the Internal Revenue Service or any state or local taxing authority (a "Taxing Authority"), or a judgment of any court, you become liable for an amount of Excise Tax not covered by the Gross-Up Payment payable pursuant to the preceding sentence, the Company shall pay you an additional Gross-Up Payment to make you whole for such additional Excise Tax; provided, however, that, pursuant to Section 2(g)(iii), the Company shall have the right to require you to protest, contest, or appeal any such determination or judgment. For purposes of this Section 2(g), any amount which the Company is required to withhold under Sections 3402 or 4999 of the Code or under any other provision of law shall be deemed to have been paid to you.

    "(ii) Upon payment to you of a Gross-Up Payment, the Company shall provide you with a written statement showing the Company's computation of such Gross-Up Payment and the Excess Parachute Payments and Excise Tax to which it relates, and setting forth the Company's determination of the amount of gross income you are required to recognize as a result of such payments and your liability for the Excise Tax. You shall cause your federal, state, and local income tax returns for the period in which you receive such Gross-Up Payment to be prepared and filed in accordance with such statement, and, upon such filing, you shall certify in writing to the Company that such returns have been so prepared and filed. Notwithstanding the provisions of Section 2(g)(i), the Company shall not be obligated to indemnify you from and against any tax liability, cost or expense (including, without limitation, any liability for the Excise Tax or attorney's fees or costs) to the extent such tax liability, cost or expense is attributable to your failure to comply with the provisions of this Section 2(g)(ii).

    "(iii) If any controversy arises between you and a Taxing Authority with respect to the treatment on any return of the Gross-Up Amount, or of any payment you receive from the Company as an Excess Parachute Payment, or with respect to any return which a Taxing Authority asserts should show an Excess Parachute Payment, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (a "Controversy"), the Company shall have the right to participate with you in the handling of such Controversy. The Company shall have the right, solely with respect to a Controversy, to direct you to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and you shall not take any of such steps without the prior written approval of the Company, which the Company shall not unreasonably withhold. If the Company elects, you shall be represented in any Controversy by attorneys, accountants, and other advisors selected by the Company, and the Company shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability you may incur as a result of such payment. You shall promptly notify the Company of any communication with a Taxing Authority, and you shall promptly furnish to the Company copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. You shall cooperate fully with the Company in the handling of any Controversy by furnishing to the Company any information or documentation relating to or bearing upon the Controversy; provided, however, that you shall not be obligated to furnish to the Company copies of any portion of your tax returns which do not bear upon, and are not affected by, the Controversy.

    "(iv) You shall pay over to the Company, within ten (10) days after your receipt thereof, any refund you receive from any Taxing Authority of all or any portion of the Gross-Up Payment or the Excise Tax, together with any interest you receive from such Taxing Authority on such refund. For purposes of this Section 2(g)(iv), a reduction in your tax liability attributable to the previous payment of the Gross-Up Amount or the Excise Tax shall be deemed to be a refund. If you would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, you shall pay the amount of such offset over to the Company, together with the amount of interest you would have received from the Taxing Authority if such offset had been an actual refund, within thirty (30) days after receipt of notice from the Taxing Authority of such offset."

        6.    Except as set forth in the next sentence, the undersigned Executive understands and agrees that the Severance Agreement to which he or she is a party shall be effective only for so long as such Executive remains an officer of the Company and shall automatically terminate in the event such Executive ceases to be an officer of the Company whether due to termination of employment or change in title or position. Notwithstanding the foregoing sentence, Section 3 of the Severance Agreement shall survive any such termination.

        Other than as set forth herein, all other terms and provisions of the Agreement shall remain in full force and effect. All references to the Agreement herein or in any other documents shall be deemed to include a reference to this Amendment. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

        IN WITNESS WHEREOF, the parties to this Amendment to Severance Agreement have set forth their signatures.

ACCEPTED AND AGREEED:	GART SPORTS COMPANY
Executive:
By:
Print Name:		Name:	J. Douglas Morton
Title:		Title:	Chairman, President and Chief Executive Officer

Address:

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  EXHIBIT 10.9.1